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                                 Exhibit 1.3(d)


                  Commission Schedule for MFS, Putnam, Scudder
                            and Muti-Manager Policies

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                          Maximum Commission Schedule

                                      for

               Flexible Premium Variable Life Insurance Policies

                                   issued by

                         Paragon Life Insurance Company

                                   utilizing

    MFS, Putnam, Scudder, and Multi-Manager, Variable Life Investment Funds


First Year:
         18% of premiums collected equal to first year cost of insurance assessed, plus 1% of premiums collected in excess of first year cost of insurance assessed.


Renewal (maximum of 20 years)


         Up to 18% of premium collected in renewal year equal to respective cost of insurance assessed.

         plus 1% of premiums collected in excess of respective cost of insurance assessed.

         Up to 0.25% per year of the average cash value of a policy during a policy year or calendar year.